EXHIBIT E


            VOTING AGREEMENT, dated as of October 30, 2000 (this "Agreement"), among IBERO-AMERICAN MEDIA PARTNERS II LTD., a Cayman Islands company ("IAMP"), EL SITIO, INC., a British Virgin Islands international business company ("El Sitio"), and the SHAREHOLDER NAMED ON THE SIGNATURE PAGE HEREOF (the "Shareholder").

                                    RECITALS

            WHEREAS, pursuant to a Combination Agreement, dated as of the date hereof (the "Combination Agreement"), among Holdco, Newhaven Overseas Corp. ("Newhaven"), Hicks, Muse, Tate & Furst, Inc. ("Hicks") and El Sitio, the parties thereto have agreed that, among other things and subject to certain terms and conditions, El Sitio will merge with and into a subsidiary of Holdco (the "Merger");

            WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of the number of El Sitio Common Shares (as defined in the Combination Agreement) specified on the signature page hereof (such El Sitio Common Shares, the "Existing Shares" and, together with any shares of El Sitio Common Shares or other voting capital shares of El Sitio acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the "Shares"); and

            WHEREAS, as a condition to entering into the Combination Agreement, the parties thereto have requested that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement;

            NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                     VOTING

            1.1 Agreement to Vote. The Shareholder hereby agrees during the term of this Agreement that it shall, and shall cause the holder of record on any applicable record date to, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of shareholders of El Sitio, however called, or in connection with any written consent of the holders of El Sitio Common Shares, (i) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of El Sitio (whether acquired heretofore or hereafter) that are beneficially owned or held of record by the Shareholder or as to which the Shareholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Combination Agreement, the Merger and the other transactions contemplated thereby.

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            1.2 Proxy. IAMP hereby agrees to grant to Mr. Roberto Vivo-Chaneton and each other Shareholder agrees to grant to IAMP a proxy to vote the Shares as indicated in Section 1.1 above if the Shareholder fails for any reason to vote the Shares in accordance with Section 1.1. The Shareholder agrees that such a proxy would be irrevocable and would be coupled with an interest and agrees that it will take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of such a proxy and hereby revokes any proxy previously granted by it with respect to the Shares.

            1.3 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Combination Agreement, the Shareholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Shareholder's obligations pursuant to this Agreement.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                 THE SHAREHOLDER

            The Shareholder hereby represents and warrants to the other parties hereto as follows:

            2.1 Authorization; Validity of Agreement; Necessary Action. The Shareholder has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Shareholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a valid and binding obligation of the Shareholder, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            2.2 Shares. The Existing Shares are, and from the date hereof through and on the Closing Date will be, owned beneficially and of record by the Shareholder (subject to any dispositions of Shares permitted by Section 4.1(a) hereof). As of the date hereof, the Existing Shares constitute all of the El Sitio Common Shares owned of record or beneficially by the Shareholder. The Shareholder has and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of


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the Existing Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

            2.3 No Liens. The Existing Shares are held by the Shareholder, or by a nominee or custodian for the exclusive benefit of the Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE OTHER PARTIES

            Each party hereto represents and warrants to all other parties hereto as follows:

            3.1 Power: Binding Agreement. Such party has full power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                                   ARTICLE IV

                                 OTHER COVENANTS

            4.1   Further Agreements of the Shareholder.
                  -------------------------------------

            (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby and by the Combination Agreement, not to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other similar agreement or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into El Sitio Common Shares, any other capital shares of El Sitio or any interest in any of the foregoing with any Person.

            (b) In the event of a share dividend or distribution, or any change in El Sitio Common Shares by reason of any share dividend or distribution, or any change in El Sitio Common Shares by reason of any share dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.



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            4.2 Acquisition Proposals. Without limitation on any of its other obligations under this Agreement, the Shareholder hereby covenants and agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any Acquisition Proposal (as defined in the Combination Agreement), (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, vote in favor of, consent to or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve, vote in favor of, consent to or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing. The Shareholder agrees that it will promptly keep the other parties hereto informed of the status and terms of any such proposals. The Shareholder further agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal and that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 4.2.

                                    ARTICLE V

                                  MISCELLANEOUS

            5.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Combination Agreement pursuant to Section 8.1 thereof. Nothing in this Section 5.1 shall relieve or otherwise limit any party of liability for breach of this Agreement. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto or any of its directors, officers, partners, members, shareholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party's breach of this Agreement; and provided further that nothing in this Section 5.1 shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including, without limitation, the Combination Agreement.

            5.2 Further Assurances. From time to time, at any of the other parties' request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate the transactions contemplated by this Agreement.

            5.3 Acknowledgment. Each Shareholder and El Sitio understands and acknowledges that Newhaven, Hicks and IAMP are entering into the Combination Agreement in

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reliance upon such Shareholder's execution and delivery of this
Agreement. Each Shareholder, Newhaven, Hicks and IAMP understands and acknowledges that El Sitio is entering into the Combination Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

            5.4 Noninterference. The Shareholder hereby agrees and covenants that it shall not, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement.

          5.6 Notices. Any and all notices to any party to this Agreement will be delivered to the following addresses:

            (a)   If to IAMP:

                   Newhaven Overseas Corp.
                   c/o Finser Corporation
                   550 Biltmore Way
                   Coral Gable, Florida  33134
                   Attention: General Counsel
                   Fax No.:   (305) 442-8088

            with a copy (solely for information purposes) to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019
                  Attention:  Adam O. Emmerich, Esq.
                              Andrew J. Nussbaum, Esq.
                   Fax No.:   (212) 403-2000

            with a copy (solely for information purposes) to:

                  Hicks, Muse, Tate & Furst, Incorporated
                  200 Crescent Court
                  Suite 1600
                  Dallas, Texas  75201
                  Attention:  Lawrence D. Stewart, Jr.
                  Fax No.:    (214) 740-7313

            with a copy (solely for information purposes) to:

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention:  Kevin O'Mara, Esq.
                  Fax No.:    (212) 878-8375


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        (c) If to El Sitio:

                  El Sitio, Inc.
                  Avenida Ingeniero Huergo 1167
                  C1107AOL Buenos Aires, Argentina
                  Attention:  Chief Executive Officer
                  Fax No.:    (011) 5411-4339-3800

            with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attention:  Glenn M. Reiter, Esq.
                              Alan M. Klein, Esq.
                  Fax No.:    (212) 455-2502


or to such other address as any party shall have specified by notice in writing to the other parties. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy or on the third business day after the mailing thereof.

            5.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by any party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            5.8 Governing Law. This Agreement shall be governed, and construed in accordance with, the laws of the State of New York.

            5.9 Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the U.S. federal district court for the Southern District of New York, and each of the parties hereto hereby irrevocably submit with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this


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Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

            5.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            5.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, including without limitation injunctive relief.

            5.12 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

            5.13 Defined Terms. Capitalized terms used but not defined herein shall be used as defined in the Combination Agreement.

                  [Remainder of this page intentionally left blank]



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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or other authorized persons thereunto duly authorized as of the date first written above.

                                    IBERO-AMERICAN MEDIA PARTNERS II LTD.


                                    By: -----------------------------------
                                        Name:
                                        Title:

                                    By: -----------------------------------
                                        Name:
                                        Title:

                                    EL SITIO, INC.

                                    By: -----------------------------------
                                        Name:
                                        Title:

                                    SHAREHOLDER*


                                    By: -----------------    -------------------
                                            Name:                 Name:
                                            Title:                Title:



                              * Name of Shareholder:_________________________

                               Number of El Sitio Common Shares:

                                    (i) Beneficially Owned___________

                                    (ii) Record Ownership___________

                              Address of Shareholder:

                              ------------------------------------

                              ------------------------------------

                              Fax No.:_________________



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